SETTLEMENT, SALE OF STOCK AND RELEASE AGREEMENT

This Settlement, Sale of Stock and Release Agreement ("Agreement") effective as of October 1, 2007, by and among Medallion Electric, Inc., a Florida corporation ("Medallion"), Reliability Contractors of Florida, Inc. ("Reliability Contractors"), formerly known as Medallion Electric Acquisition Corporation, a Florida corporation, Reliability Incorporated, a Texas corporation ("Reliability"), and Ronald Masaracchio ("Seller").

WHEREAS, effective April 1, 2007, Seller sold all of his stock in Medallion to Reliability Contractors; and

WHEREAS, in connection with such sale, Reliability Contractors issued two notes to Seller - one for $500,000 (the "$500,000 Note") and one for $1,354,006.40 (the "$1,354,006.40 Note," and collectively with the $500,000 Note the "Notes"); and

WHEREAS, both of the Notes were secured; and

WHEREAS, in connection with the sale of the Medallion stock, Seller entered into an Employment Agreement, Noncompetition Agreement and Earnout Agreement (collectively the "Seller Agreements"); and

WHEREAS, the parties hereto now wish to sell the Medallion stock purchased back to Seller, cancel the Notes and release the security therefor and terminate the Seller Agreements;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

    Effective as of October 1, 2007, Reliability Contractors does hereby sell to Seller the 250 shares of stock of Medallion which were the subject of the Agreement for Purchase and Sale of Capital Stock dated December 22, 2006, as amended (the "Sale Agreement"). Medallion does hereby confirm that no shares of stock were issued by Medallion between April 1, 2007 and the date hereof. Reliability Contractors and Reliability does further confirm that Medallion has not pledged, assigned, transferred or conveyed the 250 shares of stock of Medallion which Reliability Contractors purchased and that there are no liens or encumbrances on the 250 shares of stock of Medallion hereby sold to Seller.

    Upon receipt of the sum of $325,000, Seller agrees to release his lien on Lots 3 and 4 (the "Property") on Industrial Drive in Durham County, North Carolina under that certain North Carolina Deed of Trust granted by Reliability to secure the $500,000 Note. No later than October 16, 2007, Seller will deliver to Peter Sarda, Esq. of Wallace, Nordan & Sarda, LLP, in escrow, with instructions to record, a Satisfaction of Security Agreement and any other documents as are required by Mr. Sarda to release Seller's lien upon payment to Seller of $325,000 out of the proceeds of the sale of the Property. Upon payment of such $325,000 to Seller, Seller shall deliver the $500,000 Note to Reliability marked CANCELLED. In the event the sum of $325,000 is not received by Seller by December 15, 2007, then Seller may proceed to declare the $500,000 Note in default and thereafter the North Carolina Deed of Trust in default and pursue his remedies at law.

    Simultaneously with payment of such $325,000 by Reliability, Seller will deliver the $1,354,006.40 Note to Reliability marked CANCELLED.

    Simultaneously with delivery of the $1,354,006.40 Note, Seller will release the Security Agreement dated April 1, 2007 executed by Medallion and any financing statements filed against Medallion and mark a copy of the Security Agreement RELEASED and return it to Reliability.

    All parties to this Agreement acknowledge and agree that despite a Section 338(h)(10) election form executed at the closing of the purchase of the Medallion stock by Reliability Contractors, neither Reliability, Reliability Contractors, Medallion or Seller has filed such election, and from this date forward no party shall file such election. All parties acknowledge and agree that as a result of the April 1, 2007 purchase of Medallion stock by Reliability Contractors, (a) Medallion ceased to be an S corporation effective April 1, 2007, (b) Medallion became part of Reliability for federal tax purposes on April 1, 2007 and remains part of the Reliability tax group for federal purposes through the date of the Agreement. Medallion will exit the Reliability federal tax group as of the date of this Agreement, and Medallion will be responsible for all of its tax returns, federal, state or otherwise from the date of the Agreement forward.

    Alex Katz has resigned from all positions with Medallion and Reliability Contractors effective September 25, 2007. Mark Spoor has resigned all positions with Medallion effective September 28, 2007 and from all positions with Reliability Contractors. Any expenses in connection with Mark Spoor's and Alex Katz's termination of employment shall be paid by Reliability other than normal salary expenses which have been paid through September 28, 2007. If Mark Spoor is or was hired by Medallion after September 28, 2007, Reliability and Reliability Contractors have no liability or obligation with respect thereto, and Medallion will be responsible for all compensation and benefits paid to Mark Spoor from and after September 28, 2007.

    The parties agree that Medallion's known ordinary course of business debts and liabilities as of September 30, 2007 are as listed on Exhibit A hereto. Seller and Medallion are responsible for all of the debts and liabilities listed on Exhibit A as well as all other debts and liabilities of Medallion incurred in its ordinary course of business, whether known or unknown before or after such date that are in the nature of accounts payable, accrued expenses and other debts and liabilities related to current and future operating activities of Medallion.. As between Medallion and Seller, on the one hand, and Reliability Contractors, on the other, Reliability Contractors is responsible for all of its debts and liabilities, whenever incurred and for any debts and liabilities of Medallion outside the ordinary course of business prior to the date of this Agreement to the extent not already paid by Medallion. Nothing in this paragraph prevents the parties from contesting third party claims as to the legitimacy of any third party claim, but is merely any allocation between the parties of responsibilities for payment or objecting to any claim for payment. Without in any way limiting any of the rights an remedies otherwise available to Seller and Medallion, Reliability Contractors and Reliability will indemnify and hold Seller harmless from all claims, debts, losses, damages, liabilities and expenses (including costs of investigation and defense and reasonable attorney's fees) incurred by or arising against Medallion for payables outside the ordinary course of business which have not already been paid and for claims made by Alex Katz with respect to matters or events that occurred or arose prior to the date of his resignation. Without in any way limiting any of the rights and remedies otherwise available to Reliability and Reliability Contractors, Seller will indemnify and hold harmless Reliability and Reliability Contractors from all claims, debts, losses, damages, liabilities, and expenses (including costs of investigation and defense and reasonable attorney's fees) incurred or arising against Reliability or Reliability Contractors for any Medallion debt, liability, account payable or expense incurred in the ordinary course of business, or claim listed on Exhibit A, or incurred or arising from or after the date of this Agreement. Seller acknowledges that he is unaware of any debts or liabilities of Medallion as of October 1, 2007 or thereafter that are not ordinary course of business debts and liabilities. Reliability and Reliability Contractors represent that they are unaware of any debts or liabilities of Medallion that are not ordinary course of business debts and liabilities.

    (a) Seller, on behalf of himself and each of his Affiliates, hereby releases and forever discharges Reliability and Reliability Contractors and their past, present and future employees, agents, Affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (individually, a "Seller Releasee" and collectively, "Seller Releasees") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Seller or any of his respective Affiliates now has or has ever had against the respective Seller Releasees arising prior to the Closing Date or on account of or arising out of any matter, cause or event occurring prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from any Seller Releasee, whether pursuant to the Sale Agreement, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Reliability or Reliability Contractors arising under this Agreement or arising after the Closing Date or arising out of any matter, cause or event after the Closing Date.

    Without in any way limiting any of the rights and remedies otherwise available to any Seller Releasee, Seller shall indemnify and hold harmless each Seller Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the Seller or any of his Affiliates of any claim or other matter purported to be released which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Seller or any of his Affiliates against such third party of any claims or other matters purported to be released pursuant to this release or (ii) the assertion by any third party of any claim or demand against any Seller Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Seller or any of his Affiliates against such third party of any claims or other matters purported to be released pursuant to this release.

    If any provision of this release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this release will remain in full force and effect. Any provision of this release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent no held invalid or unenforceable.

    (b) Reliability and Reliability Contractors (collectively "Buyer Releasing Parties"), on behalf of themselves and each of their Affiliates, hereby release and forever discharge Seller, his heirs and his assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Buyer Releasing Parties or any of their respective Affiliates now has or has ever had against the respective Releasees arising prior to the Closing Date or on account of or arising out of any matter, cause or event occurring prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from any Releasee, whether pursuant to the Sale Agreement, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Seller arising under this Agreement or arising after the Closing Date or arising out of any matter, cause or event after the Closing Date.

    Without in any way limiting any of the rights and remedies otherwise available to any Releasee, Buyer Releasing Parties shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the Buyer Releasing Parties of any claim or other matter purported to be released which claim or demand arises or indirectly from, or in connection with, any assertion by or on behalf of any Buyer Releasing Party or any of their Affiliates against such third party of any claims or other matters purported to be released pursuant to this release and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Buyer Releasing Parties or any of their Affiliates against such third party of any claims or other matters purported to be released pursuant to this release.

    If any provision of this release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this release will remain in full force and effect. Any provision of this release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent no held invalid or unenforceable.

    Simultaneously with Closing, Reliability and Reliability Contractors will turn over to Seller control of all bank accounts of Medallion and designate thereon as signatories such persons as shall be designated by Seller. To the extent that any Reliability or Reliability Contractors personnel is an officer or director of Medallion, simultaneously with Closing, resignations will be provided to Seller.

    (a) Reliability and Reliability Contractors will not for a period of three (3) years following Closing directly or indirectly, alone or in conjunction with any other person or entity, own, manage, operate or control or participate in the ownership, management, operation or control, or become associated, as a principal, partner, member or independent contractor with or lender to any person or entity engaged in or aiding others to engage in any business competitive with Medallion or Medallion Sign, LLC on the date hereof, and located within 250 miles of Medallion's office located at 3700 Northwest 124th Avenue, Suite 1065.

    (b) For a period of three (3) years after Closing, neither Medallion or Seller (collectively "Seller Group") on the one hand nor Reliability or Reliability Contractors (collectively "Buyer Group"), hereinafter each of Seller Group and Buyer Group being a "Group", will directly or indirectly, including through their respective Affiliates:

        solicit for employment or employ any person who any Group knows at the time of such solicitation or employment is employed by the other Group or its Affiliates or was employed by the other Group or its Affiliates during the 12 month period prior to the solicitation or employment or induce or attempt to induce any person to terminate his or her employment with the other or its Affiliates, provided however, that Medallion is permitted to employ Mark Spoor;

        do business with or solicit customers of the other Group; or

        make any statement disparaging or criticizing the other Group or its Affiliates or any product or services offered by the other Group or any Affiliate of the other Group.

    The parties hereto agree that the following agreements are hereby terminated and cancelled as of the Closing Date and no party has any liability or obligation thereunder:

      Agreement for Purchase and Sale of Capital Stock between Medallion Electric Acquisition Corporation and Ronald Masaracchio, dated December 22, 2006, and all of its amendments;

      Earnout Agreement between Medallion Electric Acquisition Corporation, Ronald Masaracchio, and Medallion Electric, Inc., dated April 1, 2007;

      Employment Agreement for Ronald Masaracchio, dated April 1, 2007;

      Security Agreement, dated April 1, 2007, between Medallion Electric, Inc. and Ronald Masaracchio; and

      Employment Agreement for Matthew Masaracchio, dated April 1, 2007.

    This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

    As used in this Agreement, the masculine shall include the feminine and neuter, and vice versa. The following terms used in this Agreement used herein shall have the following meanings:

      Affiliate shall mean any entity or person controlled by or under common control with the named entity or person or the spouse, child, parent, grandchild or in-law (parent or child) of the named person.

      Closing shall means the consummation of the transaction provided for herein.

      Closing Date shall mean the date on which the Closing occurs.

    The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms' length and that the final terms of this Agreement are the product of the parties' negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that any party or parties drafted or was more responsible for drafting the provision(s).

    Reliability and Reliability Contractors each has the full corporate power and authority to enter into this Agreement and to carry out the settlement contemplated herein. All corporate acts and proceedings required for the authorization, execution and delivery and performance of this Agreement have been duly and validly taken. Neither the execution of this Agreement nor the consummation of the settlement contemplated herein will result in any breach of, conflict with, or result in the violation of, or constitute a default under the Articles of Incorporation or bylaws of either company or any agreement or other instrument or obligation to which either Reliability or Reliability Contractors is a party or by which Reliability Contractors or Reliability is bound or affected. This Agreement constitutes a legal, valid and binding obligation of Reliability and Reliability Contractors, enforceable against Reliability and Reliability Contractors in accordance with its terms, except as enforcement maybe limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditor's rights generally or by principles of equity.

    Seller has full power and authority to enter into this Agreement and to carry out the settlement contemplated herein. Neither the execution of this Agreement nor the consummation of the settlement contemplated herein will result in any breach of, conflict with, or result in the violation of, or constitute a default under any agreement or other instrument or obligation to which Seller is a party or by which Seller is bound or affected. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement maybe limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditor's rights generally or by principles of equity.

    This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

    Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.

    Time is of the essence in the performance of the parties' respective obligations herein contained.

    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

    This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other person or entity shall have any right or action under this Agreement.

    The representations, warranties and indemnifications of the parties hereto shall survive the consummation of the transactions provided for herein.

    This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

RELIABILITY INCORPORATED

By:
Larry Edwards, President and CEO

RELIABILITY CONTRACTORS OF FLORIDA, INC.

By:
Larry Edwards, CEO

MEDALLION ELECTRIC, INC.

By:
Ronald Masaracchio, Vice President

By: ___
Ronald Masaracchio